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                                Exhibit (a)(1)(B)

To: All Employees With Outstanding Share Options in Eligible Countries (United States, Israel, Germany and the United Kingdom) and Our Service Provider in Israel that Holds Options

From: Shmuel Arvatz

Date: April 15, 2003

Subject: Offer to Cancel and Reissue Share Options

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We are pleased to announce that we are offering you the opportunity to exchange your current eligible outstanding options (vested and unvested) with new options anticipated to be granted in the future. These new "Replacement Options" will be granted at an exchange rate that will range from 0.50 options to 0.05 options for each old option that is cancelled. The exchange rate will depend on the exercise price(s) of the old option to be cancelled. The cancellation date, referred to as the "Expiration Date," for existing options you elect to exchange in this program is currently expected to be 5:00 pm Israel time on May 15, 2003, and the Replacement Options are currently expected to be granted on December 3, 2003.

This letter summarizes the offer but does not contain all of the terms and conditions of the exchange program. You should carefully read the Offer to Exchange document. Each of these documents, along with additional information regarding this program, can be found on our Intranet system. Additionally, you should carefully review your personalized Election Form, a copy of which will be delivered to you via mail.

All eligible employees and service provider that have outstanding options may participate in the program and may elect to cancel all, any or none of their eligible options on a grant-by-grant basis.

Participation in this program is voluntary. We cannot make a recommendation as to whether you should participate or refrain from participating in this offer. You must make this decision based upon your individual circumstances and preferences. Participation involves risks, which are discussed in the offer documents, and so it is critically important that you read carefully and understand the information provided. We advise you to consult with your tax and financial advisors before you make your decision regarding participation.

As stated above, you will receive between 0.50 and 0.05 Replacement Options for each existing eligible option you choose to cancel. The exact number of Replacement Options you will receive depend on the exercise price(s) of the eligible options you choose to cancel. The exchange ratio will be calculated in accordance with the table below:

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 Exercise Price of Eligible Option to be
               Cancelled
                                                          EXCHANGE RATIO
                   0.58                                        0.50

                0.75-0.85                                      0.35

                1.00-1.26                                      0.30

                1.39-1.83                                      0.20

                3.67-4.38                                      0.10

               8.00-10.00                                      0.05


These Replacement Options are currently expected to be issued on December 3, 2003 with an exercise price equal to the closing price of our ordinary shares on the business date prior to that date. These newly issued options will vest and be exercisable immediately and will have a term of four years.

Whether or not you choose to participate in this program, you will need to complete and return your Election Form according to the instructions on the form. On this form you can elect to cancel any, all or none of your outstanding options (both vested and unvested) on a grant-by-grant basis. You will not, however, be allowed to elect a portion of an outstanding grant to participate in the program. All Election Forms must be returned to Anat Sadeh no later than 5:00 pm Israel time on May 15, 2003, the currently anticipated Expiration Date of the offer. Failure to meet the deadline will be deemed an election by you not to participate in this offer. You may revoke or change your election to participate only on or before the Expiration Date, in writing. After the Expiration Date, you will not be able to change your election. You will receive an email confirmation once your election form has been received. Additionally, you will receive a personalized confirmation of the specific options that will be participating in the program sometime in the month of April.

Please note that, in light of US accounting rules, in order for the Company to avoid recording a potentially significant compensation expense in our financial statements associated with share option exchanges, we are required to wait at least six months and one day from the cancellation date before granting new options. Individuals who elect to cancel a grant but who, for whatever reason, are not employed with the Company on the date we grant the new options will not receive any new options in exchange for their cancelled options, and will not be able to recover their cancelled options.

PLEASE NOTE THAT THIS OFFER REQUIRES YOU TO TAKE ACTION BY 5:00 PM ISRAEL TIME ON MAY 15, 2003.

If you have any questions about the offer, please email your questions to alex.shafir@clicksoftware.com. We will respond to questions as soon as practical.